EXHIBIT 99.1

NEWS

Veeco Instruments Inc., 100 Sunnyside Boulevard, Suite B, Woodbury, NY 11797 Tel. 516-677-0200
Corporate Contact: Debra Wasser, VP of IR and Corp. Comm. 516-677-0200 x 1472

VEECO REPORTS FIRST QUARTER 2005 RESULTS

Woodbury, NY, April 26, 2005 –Veeco Instruments Inc. (Nasdaq: VECO) today announced its financial results for the first quarter ended March 31, 2005. Veeco reports its results on a GAAP basis, and also provides results excluding certain charges. Investors should refer to the attached table for further details of the reconciliation of GAAP operating loss to earnings excluding certain charges.

First Quarter 2005 Highlights

•                  Revenues were $93.9 million, up 3% from the $90.9 million reported in the first quarter of 2004 and down 9% from the fourth quarter of 2004. [Guidance was $85-90 million.]

•                  Gross margin increased to 40% compared to 37.5% in the fourth quarter of 2004, in line with guidance despite reduced sequential revenue.  Gross margin for the first quarter of 2004 was 42%.

•                  Net loss was $4.7 million, or a loss of $0.16 per share. Earnings excluding certain charges were $0.01 per diluted share. [Guidance was net loss between $0.15 and $0.13 per share and earnings excluding certain charges between $0.00 and $0.02 per diluted share.]

•                  Bookings were $98.9 million, flat compared with the fourth quarter of 2004 and down 15% from the first quarter of 2004. [Guidance was $85-$90 million.]

Edward H. Braun, Veeco’s Chairman and Chief Executive Officer, commented, “We are pleased to report first quarter revenues and bookings above our guidance, and EBITA profitability in line with guidance and on track with our stated 2005 margin and profit improvement plan.”

“Veeco’s first quarter 2005 bookings of $98.9 million reflected increased demand from our data storage customers who are currently investing in capacity expansion for new consumer micro-drive applications and advanced development programs for next generation, higher areal density perpendicular thin film magnetic heads. Data storage orders increased 26% sequentially to $45.3 million — the highest quarterly level we have experienced in several years — including multi-million dollar orders from all five of the world’s leading data storage hard disk drive manufacturers.  Veeco has now reported two sequential quarters of nearly $100 million in overall bookings, which has increased our backlog. These results support our outlook for flat 2005 revenues with improved profitability.”

First Quarter 2005 Results

Veeco reported first quarter 2005 sales of $93.9 million compared with $90.9 million in the first quarter of 2004.  Revenues were down sequentially from $103.0 million in the fourth quarter of 2004, as anticipated.  First quarter 2005 Process Equipment sales were $50.4 million compared with $49.3 million in the 2004 first quarter, and Metrology sales were $43.5 million compared with $41.6 million a year ago. Veeco’s Process Equipment products have been segmented into Ion Beam and Mechanical Process Equipment, which reported sales of $27.9 million, and Epitaxial Process Equipment, with sales of $22.5 million in the quarter.  Veeco’s first quarter 2005 revenues by market were 27% data storage, 19% semiconductor, 24% HB-LED/wireless and 30% scientific research; revenues by region were 35% N. America, 27% Asia Pacific, 15% Japan and 23% Europe.

Veeco reported first quarter 2005 orders of $98.9 million compared with $117.1 million in the first quarter of 2004.  Process Equipment orders were $55.4 million in the first quarter of 2005 compared to $85.2 million in the first quarter of 2004. First quarter 2005 Metrology orders were $43.5 million compared with $31.9 million in the first quarter of 2004.  Veeco’s Process Equipment products have been segmented into Ion Beam and Mechanical Process Equipment, which reported orders of $41.8 million, and Epitaxial Process Equipment, with orders of $13.6 million in the quarter. First quarter 2005 orders by market were 46% data storage, 15% semiconductor, 14% HB-LED/wireless and 25% scientific research; orders by region were 38% N. America, 35% Asia Pacific, 17% Japan and 10% Europe.  Veeco’s first quarter 2005 book-to-bill ratio was 1.05 to 1.0.

Veeco reported an operating loss of $1.9 million in the first quarter of 2005, compared with an operating loss of $1.7 million in the first quarter of 2004. Veeco’s first quarter 2005 net loss was $4.7 million (($0.16) per share) compared to a net loss of $2.7 million (($0.09) per share) in the first quarter of 2004.  Veeco’s first quarter 2005 earnings before interest taxes and amortization (“EBITA”) was $2.6 million compared to $4.7 million in the first quarter of 2004. Excluding certain charges, first quarter 2005 earnings were $0.01 per diluted share compared to $0.05 per diluted share one year ago.

Veeco’s Outlook

Mr. Braun commented, “We remain focused on our top priority for 2005 – improving Veeco’s overall profitability. Our outlook for 2005 reflects a stable order rate, a relatively flat revenue year with a product mix that favors increased gross margin (with sales higher in data storage, lower in epitaxial equipment and stable in metrology products).  In addition, Veeco’s fourth quarter spending reductions are now resulting in increased gross margins.”

“As we look ahead, we remain optimistic about Veeco’s growth, driven by our multi-market opportunities to provide leading-edge process equipment and metrology solutions to data storage, HB-LED/wireless, semiconductor and scientific research customers,” Mr. Braun added.

Veeco currently forecasts that second quarter revenues and orders will be in the range of $90 to $95 million.  The Company currently estimates that it will lose between $0.11 and $0.06 per share on a GAAP basis and will earn between $0.04 and $0.07 per share, excluding amortization of $4.1 million, using a 35% tax rate.

Investor Conference Call/ Webcast

Veeco will host an investor conference call this morning, April 26, at 10 am EST to review these first quarter results.  You may listen to the call live at 1-800-818-5264 or through an audio webcast at http://www.veeco.com (Investor Information).  This call will be archived for future reference.  A telephonic playback of the conference call will also be available starting this afternoon through May 2, 2005 at 888-203-1112 or 719-457-0820 (code 8476021) or on the Veeco website.

About Veeco

Veeco Instruments Inc. provides solutions for nanoscale applications in the worldwide semiconductor, data storage, HB-LED/wireless and scientific research markets. Our Metrology products are used to measure at the nanoscale and our Process Equipment tools help create nanoscale devices. Veeco’s manufacturing and engineering facilities are located in New York, New Jersey, California, Colorado, Arizona and Minnesota. Global sales and service offices are located throughout the United States, Europe, Japan and Asia Pacific. Additional information on Veeco can be found at http://www.veeco.com/.

To the extent that this news release discusses expectations about market condition, market acceptance and future sales of Veeco’s products, Veeco’s future financial performance or disclosures, or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.  These factors include the challenges of continuing weakness in end market conditions and the cyclical nature of the compound semiconductor/wireless, data storage, semiconductor and research markets, risks associated with integrating acquired businesses and the acceptance of new products by individual customers and by the marketplace and other factors discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K .

-Financial Tables Attached-

Section 2 - Financial Information

Veeco Instruments Inc.

Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2005	2004

Net sales	$93,850	$90,863
Cost of sales	56,318	54,065
Gross profit	37,532	36,798

Costs and expenses:
Selling, general and administrative expense	20,171	19,890
Research and development expense	14,824	14,027
Amortization expense	4,490	4,896
Other income, net	(98)	(286)

Operating loss	(1,855)	(1,729)

Interest expense, net	2,146	2,199

Loss from operations, before income taxes	(4,001)	(3,928)

Income tax expense (benefit)	701	(1,218)

Net loss	$(4,702)	$(2,710)

Net loss per common share	$(0.16)	$(0.09)

Weighted average shares outstanding	29,855	29,569
Diluted weighted average shares outstanding	29,855	29,569

Veeco Instruments Inc.

Reconciliation of operating loss to earnings excluding certain charges
(In thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2005	2004

Operating loss	$(1,855)	$(1,729)

Adjustments:

Amortization expense	4,490	4,896

Purchase accounting adjustments	—	1,498	(1)

Earnings excluding certain charges before interest, income taxes and amortization (“EBITA”)	2,635	4,665

Interest expense, net	2,146	2,199

Earnings excluding certain charges before income taxes	489	2,466

Income tax provision at 35%	171	863

Earnings excluding certain charges	$318	$1,603

Earnings excluding certain charges per diluted share	$0.01	$0.05

Diluted weighted average shares outstanding	30,052	30,324

(1)   The $1.5 million in purchase accounting adjustments for the quarter ended March 31, 2004 is for the required adjustments to gross profit to reflect the required capitalization of profit in inventory and permanent elimination of certain deferred revenue from the TurboDisc and Aii acquisitions.

NOTE - The above reconciliation is intended to present Veeco’s operating results, excluding certain charges and providing income taxes at a 35% statutory rate. This reconciliation is not in accordance with, or an alternative method for, generally accepted accounting principles in the United States, and may be different from similar measures presented by other companies. Management of the Company evaluates performance of its business units based on EBITA, which is the primary indicator used by management to plan and forecast future periods. The presentation of this financial measure facilitates meaningful comparison with prior periods, as management of the Company believes EBITA reports baseline performance and thus provides useful information.

Veeco Instruments Inc.

Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2005	December 31, 2004
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$100,676	$100,276
Accounts receivable, net	72,703	85,914
Inventories	106,150	110,643
Prepaid expenses and other current assets	7,603	9,039
Deferred income taxes	2,931	3,096
Total current assets	290,063	308,968

Property, plant and equipment, net	70,563	73,513
Goodwill	94,636	94,645
Long-term investments	3,559	3,541
Other assets, net	92,849	96,246
Total assets	$551,670	$576,913

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,599	$25,476
Accrued expenses	45,367	63,438
Deferred profit	2,289	1,196
Current portion of long-term debt	359	354
Income taxes payable	1,532	1,702
Total current liabilities	73,146	92,166

Long-term debt	229,489	229,581
Other non-current liabilities	2,824	2,814
Total non-current liabilities	232,313	232,395

Shareholders’ equity	246,211	252,352
Total liabilities and shareholders’ equity	$551,670	$576,913